Exhibit 3.3
CERTIFICATE OF FORMATION
OF
REGENCY GP LLC
     This Certificate of Formation, dated September 8, 2005, has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.
     1. Name. The name of the Company is: “Regency GP LLC”.
     2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
     The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
     EXECUTED as of the date written first above.

By:	/s/ Sarah K. Morgan
Sarah K. Morgan
Authorized Person